SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☐	Definitive Proxy Statement

☒	Definitive Additional Material

☐	Soliciting Material Pursuant to [240.14a-11(c) or 240.14a-1]

STAR GAS PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No filing fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6)	Amount Previously Paid:

7)	Form, Schedule or Registration Statement No.:

8)	Filing Party:

9)	Date Filed:

STAR GAS PARTNERS, L.P. CLEARWATER HOUSE 2187 ATLANTIC STREET STAMFORD, CONNECTICUT 06902

AMI TRAUBER		203-325-5404
CHIEF FINANCIAL OFFICER		(FAX) 203-328-7470

July 16, 2003

STAR GAS PARTNERS REQUESTS YOUR VOTE

You have previously received proxy material in connection with the Special Meeting of Unitholders of Star Gas Partners, L.P. to be held on Friday, July 25, 2003.

At this meeting, Star Gas Partners, L.P. is seeking unitholder approval to amend its partnership agreement to permit Star to allow for the future issuance of additional common units, if deemed appropriate, the proceeds of which will be used to repay long-term debt, to invest in productivity enhancing technology such as computer and communication and other capital assets, and to replenish a 3,000,000 basket of common units previously approved for general partnership purposes and subsequently used primarily to repay long term indebtedness resulting in enhanced capital structure and financial strength of the Partnership.

Since March 1999, our Common Unit (SGU) holders have enjoyed a total return of 168% and our Senior Subordinated Unit (SGH) holders have been rewarded with a total return of 287%. This outstanding performance was in large measure due to Star’s on going acquisition program as well as the significant progress in realizing base business operating excellence and improved financial strength.

In order to realize Star’s potential growth and continued improvement in our capital structure and financial strength, we are seeking unitholder votes and or votes of units under your administrative control. Each vote is important to us.

Your votes are important and can facilitate our continued successful growth.

Any questions about the proposals, how to vote or requests for additional copies of the proxy material, should be directed to Georgeson Shareholder Communications Inc. at 800-960-7546.

Sincerely,

Ami Trauber
Chief Financial Officer